Exhibit 4.4

WESTCOTT PRODUCTS CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Name of Optionee: E. Will Gray II

No. of Shares Covered: 400,000	Date of Grant: June 3, 2014

Exercise Price Per Share: $0.70	Expiration Date: June 3, 2020

Exercise Schedule:

Date(s) of Exercisability May 30, 2015 May 30, 2016 May 30, 2017 May 30, 2018	No. of Shares as to Which Option Becomes Exercisable 100,000 100,000 100,000 100,000

This is an Incentive Stock Option Agreement (“Agreement”) between Westcott Products Corporation (the “Company”), and the optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Background

A.

The Company has entered into a Merger Agreement with Dala Petroleum Corp., a Nevada corporation, as of the Date of Grant listed above.

B.

Pursuant to the Merger Agreement, the Board of Directors of the Company (the “Board”) hereby grants the Option to the Optionee under the terms and conditions as follows:

Terms and Conditions *

1.

Grant.  The Optionee is granted the Option to purchase the number of Shares specified at the beginning of this Agreement.

2.

Exercise Price.  The price to the Optionee of each Share subject to the Option will be the exercise price specified at the beginning of this Agreement (which price may not be less than the Fair Market Value as of the date of grant or, if the Optionee owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company, 110% of the Fair Market Value as of the date of grant).

3.

Incentive Stock Option.  The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that to the extent the Option or part thereof fails to qualify as an incentive stock option, it will be treated as a non-statutory stock option.

4.

Exercise Schedule.  The Option will vest and become exercisable as to the number of Shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule will be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Optionee or the person otherwise entitled to exercise the Option as provided herein may at any time, and from time to time, purchase all or any portion of the Shares then purchasable under the exercise schedule.

The Option may also be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.

Expiration.

(a)

Timing . The Option will expire at 5:00 p.m. Mountain Time on the earliest of:

(1)

The expiration date specified at the beginning of this Agreement;

(2)

The expiration of the period after the termination of employment of the Optionee within which the Option can be exercised (as specified in Section 7 of this Agreement); or

(3)

Upon termination of the Optionee’s employment for cause or if it is determined by the Company within ten days after termination of the Optionee’s employment by the Optionee that cause existed for termination by the Company, the date of such determination.

(b)

Expiration Final. In no event may anyone exercise the Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

(c)

Rescission . If the Option is exercised, and prior to the delivery of the certificate representing the Shares so purchased, it is determined that cause for termination existed, then the Company, in its sole discretion, may rescind the Option exercise by the Optionee and terminate the Option.

6.

Procedure to Exercise Option.

(a)

Notice of Exercise.  The Option may be exercised by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary, in the form attached to this Agreement. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising the Option. If the person exercising the Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise the Option.

(b)

Tender of Payment.  Upon giving notice of any exercise hereunder, the Optionee shall provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(1)

Cash (including check, bank draft or money order);

(2)

To the extent permitted by law, through a broker assisted cashless exercise in which the Optionee simultaneously exercises the Option and sells all or a portion of the Shares thereby acquired pursuant to a brokerage or similar relationship and uses the proceeds from such sale to pay the purchase price of such Shares; or

(3)

By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares.

(c)

Limitation on Payment by Shares.  Notwithstanding Section 6(b), the Option may not be exercised through payment of any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company that were not applicable at the time of the grant.

(d)

Delivery of Certificates.  As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, no certificate for Shares distributable under this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act and the Exchange Act.

7.

Employment Requirement.  The Option may be exercised only while the Optionee remains employed with the Company or a parent or subsidiary thereof, and only if the Optionee has been continuously so employed since the date the Option was granted; provided that:

(a)

Post-Employment.  The Option may be exercised for three months after termination of the Optionee’s employment if such cessation of employment is for a reason other than death or disability, but only to the extent that it was exercisable immediately prior to termination of employment, provided that if termination of the Optionee’s employment shall have been for cause, the Option shall expire, and all rights to purchase Shares hereunder shall terminate, immediately upon such termination.

(b)

Death or Disability .  The Option may be exercised for one year after termination of the Optionee’s employment if such termination of employment is because of death or disability of the Optionee.

8.

Acceleration of Vesting.

(a)

Death or Disability.  In the event of the death or disability of the Optionee, any portion of the Option that was not previously exercisable shall become immediately exercisable in full if the Optionee shall have been continuously employed by the Company or a parent or subsidiary thereof between the date the Option was granted and the date of such death or disability.

(b)

Change in Control.  If a Change in Control of the Company or buyout of the operations of the Company shall or is to occur, then the Option, if not already exercised in full or otherwise terminated, expired or cancelled, shall become immediately exercisable in full and shall remain exercisable during the remaining term of the Option.

(c)

Discretionary Acceleration.  Notwithstanding any other provisions of this Agreement to the contrary, the Committee may, in its sole discretion, declare at any time that the Option shall be immediately exercisable.

9.

Limitation on Transfer.  During the lifetime of the Optionee, only the Optionee or his/her guardian or legal representative may exercise the Option. The Option may not be assigned or transferred by the Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

10.

No Shareholder Rights Before Exercise.  No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to the Option until the Share actually is issued to him/her upon exercise of the Option.

11.

Discretionary Adjustment.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving corporation) may, without the consent of the Optionee, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities granted herein and, in order to prevent dilution or enlargement of rights of the Optionee, the number and kind of securities issuable upon exercise of the Option and the exercise price hereof.

12.

Tax Effect of Transfer of Shares.  The Optionee hereby acknowledges that if any Shares received pursuant to the exercise of any portion of the Option are sold within two years from the date of grant or within one year from the effective date of exercise of the Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by the Optionee pursuant to an “incentive stock option” as defined in the Code; and that the Company shall not be liable to the Optionee in the event the Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code. Furthermore, the Optionee will promptly notify the Company, in writing, of any sale of Shares received through the exercise of any portion of the Option within two years from the date of grant or within one year from the effective date of exercise of the Option.

13.

Interpretation of This Agreement.  All decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Optionee.

14.

Discontinuance of Employment.  This Agreement shall not give the Optionee a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Optionee may terminate his/her employment at any time and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.

Option Subject to Articles of Incorporation and By Laws .  The Optionee acknowledges that the Option and the exercise thereof is subject to the Articles of Incorporation, as amended from time to time, and the By Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.

Obligation to Reserve Sufficient Shares.  The Company shall at all times during the term of the Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.

Binding Effect . This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

18.

Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder without regard to its conflict of law principles.

The Optionee and the Company have executed this Agreement as of the 3rd day of June, 2014.

E. Will Gray II

/s/ E. Will Gray II

WESTCOTT PRODUCTS CORPORATION

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